Exhibit 99.1

CONTACT:	Joseph C. Berenato
Chairman, President and Chief Executive Officer
(310) 513-7209

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2007

LOS ANGELES, California (April 30, 2007) – Ducommun Incorporated (NYSE: DCO) today reported results for its first quarter ended March 31, 2007.

Sales for the first quarter of 2007 were $88.1 million, compared to $72.2 million for the first quarter of 2006. Net income for the first quarter of 2007 was $3.8 million, or $0.37 per diluted share, compared to net income of $2.8 million, or $0.27 per diluted share, for the comparable period last year.

Sales for the first quarter of 2007 increased 22% from the same period last year primarily due to a strong increase in commercial sales. The Company’s mix of business in the first quarter of 2007 was approximately 59% military, 38% commercial and 3% space, compared to 67% military, 32% commercial and 1% space in the first quarter of 2006.

Gross profit, as a percentage of sales, increased to 21.0% in the first quarter of 2007 from 20.1% in the first quarter of 2006. Selling, general and administrative (SG&A) expenses, as a percentage of sales, increased to 13.9% in the first quarter of 2007 from 13.4% in the first quarter of 2006. The increase in SG&A expenses, as a percent of sales, was primarily due to higher bonus accruals in 2007 and the expenses of the WiseWave and CMP businesses which were acquired in the second and third quarters of 2006, respectively.

Net income for the first quarter of 2007 increased 38% from the first quarter of 2006 primarily due to the reasons stated above and a lower effective tax rate, partially offset by higher interest expense in the first quarter of 2007. The Company’s effective tax rate for the first quarter of 2007 was 32.1% compared to 36.7% in the first quarter of 2006.

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Joseph C. Berenato, chairman, president and chief executive officer, stated, “Our strong operating performance this quarter reflects both the strength of our markets and the benefits we are seeing from our Lean Six Sigma activities. We are focused on improving our technological and operational capabilities and augmenting these efforts with acquisitions which are complementary to our existing businesses. Finally, we continue to drive our key goals of One Company, Operational Excellence and Profitable Growth in order to achieve our ultimate goal of becoming more important to our key customers.”

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry.

A teleconference with Joseph C. Berenato, the Company’s chairman, president and chief executive officer, and Gregory A. Hann, the Company’s vice president, chief financial officer and treasurer, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 866-202-1971 (international 617-213-8842) approximately ten minutes prior to the conference time stated above. The participant passcode is 31352742. Mr. Berenato and Mr. Hann will be speaking on behalf of the company and anticipate the meeting and Q&A period to last approximately 40 minutes. This call is being webcast by Thomson/CCBN and can be accessed at Ducommun’s web site at www.ducommun.com. Conference call replay will be available from the Company’s web site at www.ducommun.com.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2006 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	Three Months Ended
	March 31, 2007	April 1, 2006

Net Sales	$88,052,000	$72,158,000

Operating Costs and Expenses:
Cost of Goods Sold	69,575,000	57,641,000
Selling, General & Administrative Expenses	12,226,000	9,636,000

Total	81,801,000	67,277,000

Operating Income	6,251,000	4,881,000
Interest Expense, Net	(652,000)	(515,000)
Income Tax Expense, Net	(1,799,000)	(1,604,000)

Net Income	$3,800,000	$2,762,000

Earnings Per Share:
Basic Earnings Per Share	$0.37	$0.27
Diluted Earnings Per Share	$0.37	$0.27

Weighted Averaged Number of Common Shares Outstanding:
Basic	10,301,000	10,133,000
Diluted	10,391,000	10,213,000

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DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	(Unaudited)
	March 31, 2007	December 31, 2006
Assets
Current Assets:
Cash and cash equivalents	$449	$378
Accounts receivable, less allowance for doubtful accounts	46,995	42,658
Unbilled receivables	5,702	3,482
Inventories	70,719	64,587
Deferred income taxes	6,108	6,116
Other current assets	5,700	5,521

Total Current Assets	135,673	122,742
Property and Equipment, Net	53,099	52,987
Goodwill, Net	106,632	106,628
Other Assets	13,634	14,676

	$309,038	$297,033

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$1,847	$1,196
Accounts payable	25,587	32,948
Accrued liabilities	30,761	33,243

Total Current Liabilities	58,195	67,387
Long-Term Debt, Less Current Portion	43,554	29,240
Deferred Income Taxes	5,189	6,670
Other Long-Term Liabilities	9,774	6,711

Total Liabilities	116,712	110,008

Commitments and Contingencies
Shareholders’ Equity:
Common Stock	103	103
Additional paid-in capital	47,494	46,320
Retained earnings	146,370	142,760
Accumulated other comprehensive loss	(1,641)	(2,158)

Total Shareholders’ Equity	192,326	187,025

	$309,038	$297,033

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